Exhibit 99.1

Syntel Reports First Quarter 2008 Financial Results

Highlights:

•	Q1 revenue increase of 31% to $98.5M over Q1, 2007

•	Q1 EPS of $0.49 per diluted share (including a $0.07 FIN 48-related tax reversal)

•	Quarter-ending headcount of 12,093 globally

TROY, Mich. – April 24, 2008 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the first quarter, ended March 31, 2008.

First Quarter Financial Highlights

Syntel’s total revenue for the first quarter increased 31 percent to $98.5 million, compared to $75.4 million in the prior-year period and 5.0 percent sequentially from $94.0 million in the fourth quarter of 2007. The Company’s gross margin was 40.3 percent in the first quarter, compared to 39.1 percent in the prior-year period and 39.4 percent in the fourth quarter of 2007.

During the first quarter, Applications Outsourcing accounted for 67 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 20 percent, e-Business contributing 10 percent and Team Sourcing at three percent.

The Company’s Selling, General and Administrative (SG&A) expenses were 20.8 percent in the first quarter of 2008, compared to 17.2 percent in the prior-year period and 22.9 percent in the fourth quarter of 2007. Syntel’s income from operations was 19.4 percent in the first quarter, compared to 22.0 percent in the prior-year quarter and 16.6 percent in the fourth quarter of 2007.

During the quarter, Syntel reversed a tax reserve of $3 million, as per FIN 48. This had a positive effect on EPS of $0.07 per share.

Net income for the first quarter was $20.4 million or $0.49 per diluted share, compared to $15.4 million or $0.37 per diluted share in the prior-year period and net income of $15.9 million or $0.39 per diluted share in the fourth quarter of 2007.

During the first quarter, Syntel added 11 new clients and one new “Hunting License” or preferred partnership agreement, bringing the total number to 89 strategic relationships.

Operational Highlights

“Despite the challenging economic conditions, Syntel delivered solid financial and operational performance for the first quarter,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “Looking ahead, we believe that smart organizations will continue to shift a larger portion of their overall IT and operations budget to global sourcing initiatives in order to gain competitive advantages such as speed to market, quality enhancement, cost benefits, and scalability.”

“Now, more than ever, Syntel will continue our aggressive investments in people, new offerings and our world-class campus construction programs in India,” said Keshav Murugesh, Syntel President and Chief Operating Officer. “Our business development pipeline is strong, our model and approach are resonating well in the market, and we will continue to focus on adding incremental value via innovation for our global roster of Blue Chip clients.”

2008 Guidance

Based on the results from the first quarter, the Company is updating 2008 revenue to the range of $407 to $420 million and EPS between $1.69 to $1.78.

Syntel to Host Conference Call

Syntel will discuss its first quarter today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering “41975527” from 12:00 p.m. on April 24, 2008 until midnight on May 1, 2008. International callers may dial (706) 645-9291 and enter the same pass code.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company’s vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine’s “Best 200 Small Companies in America,” Syntel has 12,093 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, ISO 27001 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 11, 2008. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March, 31 2008	December, 31 2007
ASSETS

Current assets:
Cash and cash equivalents	$41,075	$61,555
Short term investments	67,793	54,643
Accounts receivable, net of allowance for doubtful accounts of $659 and $499 at March 31, 2008 and December 31, 2007, respectively	55,940	51,783
Revenue earned in excess of billings	16,814	7,340
Deferred income taxes and other current assets	27,313	23,761

Total current assets	208,935	199,082

Property and equipment	116,753	110,186
Less accumulated depreciation and amortization	47,210	44,602

Property and equipment, net	69,543	65,584

Goodwill	906	906

Deferred income taxes and other noncurrent assets	6,007	6,032

	$285,391	$271,604

LIABILITIES

Current liabilities:
Accrued payroll and related costs	$23,478	$27,242
Income taxes payable	9,508	10,580
Accounts payable and other current liabilities	22,795	22,341
Deferred revenue	3,827	3,691

Total liabilities	59,608	63,854

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	225,783	207,750

Total liabilities and shareholders’ equity	$285,391	$271,604

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31
	2008	2007
Net Revenues	$98,514	$75,430
Cost of revenues	58,828	45,902

GROSS PROFIT	39,686	29,528
Selling, general and administrative expenses	20,528	12,939

Income from operations	19,158	16,589

Other income, principally interest	1,009	1,243

Income before income taxes	20,167	17,832

Provision for income taxes	(267)	2,456

NET INCOME	$20,434	$15,376

Dividend Per Share:	$0.06	$0.06

EARNINGS PER SHARE:
Basic	$0.50	$0.38
Diluted	$0.49	$0.37

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	41,135	40,966

Diluted	41,284	41,318